EXHIBIT 10.3


                           EMPLOYMENT AGREEMENT


      THIS AGREEMENT made as of this 1st day of March, 1995, by and between MARK IV INDUSTRIES, INC., a Delaware corporation, with offices at 501 John James Audubon Parkway, Amherst, New York 14228 ("Mark IV"), and Gerald S. Lippes, an individual residing at 77 Middlesex, Buffalo, New York 14216 (the "Executive").

                                 RECITALS:

      WHEREAS, the Executive is expected to make a major contribution to the profitability, growth and financial strength of the Corporation; and

      WHEREAS, the Corporation has determined that retaining the services of the Executive is in the best interests of the Corporation and its stockholders and, accordingly, the Corporation desires to secure the services of the Executive on behalf of the Corporation;

                              CONSIDERATION:

      NOW, THEREFORE, in consideration of the conditions and covenants set forth in this Agreement, the parties hereto agree as follows:


                                ARTICLE 1.
                           Employment and Duties

      1.01 Employment. The Corporation hereby agrees to, and does hereby employ the Executive, and the Executive hereby agrees to and does hereby accept employment, by the Corporation as the Secretary and General Counsel of the Corporation. It is contemplated that the Executive will continue to serve as Secretary and General Counsel of the Corporation subject to the provisions of this Agreement and the right of the Board of Directors of the Corporation to elect new officers.

      1.02 Duties. During the period of his employment under this Agreement the Executive shall perform such executive duties and responsibilities as may be assigned to him, from time to time, by the Board of Directors of the Corporation and shall be subject, at all times, to the control of the
Corporation's Board of Directors.   The Executive may become a director or
trustee of any corporation or entity that does not constitute a Competitive Operation as described in Section 4.03 hereof. The Corporation shall not require the Executive to perform services hereunder outside the Buffalo, New York metropolitan area with such frequency or duration as would require the Executive to move his residence from the Buffalo, New York area.








                                ARTICLE 2.
                     Compensation and Fringe Benefits


      2.01 Base Salary. During the period of the Executive's employment hereunder, the Corporation shall pay to the Executive, an annual salary ("Base Salary") of not less than $141,000.00 payable in substantially equal monthly installments. The Board of Directors of the Corporation, through it's Compensation Committee, shall in good faith review the Base Salary of the Executive, on an annual basis, and increase the Base Salary of the Executive if, in the Compensation Committee's judgment, such increase is advisable.

      2.02 Bonuses. The Executive shall be entitled to participate in the Mark IV Industries, Inc. Executive Bonus Plan, as amended (the "Executive Bonus Plan") and to receive bonuses in accordance with the terms thereof. In addition, the Executive shall be entitled to participate in the Mark IV Industries, Inc. Enhanced Executive Incentive Plan (the "Enhanced Incentive Plan") and to receive bonuses in accordance with the terms thereof. The Board of Directors of the Corporation may, in its discretion and from time to time, amend or change the terms of the Executive Bonus Plan and the terms of the Enhanced Incentive Plan and, in addition, may award such additional bonuses to the Executive as it may from time to time determine.

      2.03 Stock Based Incentive Compensation. The Executive shall be eligible to receive incentive stock option awards under the terms of the Mark IV Industries, Inc. and Subsidiaries 1992 Incentive Stock Option Plan, as amended, (the "Incentive Stock Option Plan") and restricted stock awards under the terms of the Mark IV Industries, Inc. 1992 Restricted Stock Plan, as amended, (the "Restricted Stock Plan"); provided that, the determination of whether or not incentive stock options and restricted stock shall be awarded to the Executive and the amount, if any, of the incentive stock options or restricted stock to be awarded to the Executive shall be made by the Compensation Committee of the Corporation's Board of Directors.

           The Executive shall also be eligible to receive awards of non-qualified stock options, stock appreciation rights and any other stock based incentive compensation awards which may, from time to time, be awarded to other executive officers of the Corporation pursuant to the terms of any omnibus plan or any other plan which may, from time to time, be adopted by the Board of Directors of the Corporation.

      2.04 Reimbursement of Expenses. The Corporation shall reimburse the Executive for all reasonable expenses which the Executive may, from time to time, incur on behalf of the Corporation in the performance of his responsibilities and duties under this Agreement, provided that the Executive accounts to the Corporation for such expenses in the manner prescribed by the Corporation.





      2.05 Deferred Comp Plan. During the term of this Agreement, the Executive shall receive his proportionate share of any amounts allocated annually to participants in the Non-Qualified Plan of Deferred Compensation of Mark IV Industries, Inc., as amended (hereinafter the "Deferred Comp Plan"). In addition, during the term of this Agreement, the Executive shall be permitted to defer the receipt of payment of all or any portion of the Base Salary to which the Executive is entitled under the terms of this Agreement and to defer the receipt of payment of all or any portion of the amount of any bonus or other incentive compensation (which is otherwise payable immediately) to which the Executive may become entitled during the term of this Agreement, all in the manner permitted by the terms of the Deferred Comp Plan.

      2.06 Tax Qualified Plans. The Executive shall be entitled to participate in all tax qualified pension, profit sharing 401(k) or other tax qualified plans maintained, from time to time, by the Corporation for the employees of the Corporation who are employed at the Corporation's corporate headquarters.

      2.07 Insurance Benefits. During the period of the Executive's employment under the terms of this Agreement, the Corporation shall: (a) maintain and pay all premiums necessary to maintain a policy of business travel accident insurance which provides the Executive with coverage and benefits which are at least reasonably comparable to the business travel accident insurance coverage which was in effect for the Executive as of the date of this Agreement; (b) continue to pay the trustees of a trust established by the Executive, the amount of the premiums payable with respect to life insurance held by the trustees of such trust as provided for under the terms of a split-dollar agreement between the Corporation and such trustees (such arrangement being hereinafter referred to as the "Split Dollar Plan"); and (c) if, as of the date of this Agreement, the Corporation maintains any life insurance or long term disability insurance policies for the benefit of the Executive other than as a result of or in connection with an election made by the Executive pursuant to the terms of the Flex IV Plan (as defined below in Section 2.08) the Corporation shall continue to maintain and pay any premiums necessary to maintain such policies of life insurance and long term disability insurance for the benefit of the Executive during the period of his employment under the terms of this Agreement.

      2.08 Group Welfare Benefits. During the period of the Executive's employment under the terms of this Agreement, the Executive shall be eligible to participate in the Mark IV Industries, Inc. and Subsidiaries Group Welfare Benefit Program as applicable to exempt salaried employees of the Corporation whose primary place of employment is the Corporation's corporate headquarters (hereinafter the "Flex IV Plan"). As provided for by the terms of the Flex IV Plan, the Executive shall be entitled to elect to participate in one or more of the group welfare benefit programs which are contained within the Flex IV Plan and available to exempt salaried employees of the Corporation whose primary place of employment is the Corporation's corporate headquarters, including, but not limited to: (a) medical insurance coverage; (b) dental insurance coverage; (c) employee life insurance coverage; (d) accidental death and dismemberment insurance coverage; (e) dependent life insurance coverage;
(f) long term disability insurance coverage; (g) health care spending account benefits; and (h) dependent care spending account benefits. In the event that the Flex IV Plan is amended during the term of this Agreement to increase or reduce the number or type of group welfare benefit programs which are available to exempt salaried employees of the Corporation whose principal place of employment is the Corporation's corporate headquarters, the Executive shall thereafter be entitled to elect to participate in any one or more of the new group welfare benefit programs which are available under the terms of the Flex IV Plan, as amended. Notwithstanding the foregoing, except as otherwise provided in Sections 2.09(b) and (c) hereof, the Corporation shall have no obligation to maintain or provide such group welfare benefits to the Executive unless the Executive pays to the Corporation, on a monthly basis, the employee portion of any costs associated with the maintenance and provision of such benefits by the Corporation for exempt salaried employees of the Corporation's corporate headquarters as determined under the provisions of the Flex IV Plan (or such greater or lesser amount as may, from time to time, be required to be contributed by exempt salaried employees of the Corporation's corporate headquarters toward the cost of maintaining and providing such benefits to such employees).

      2.09 Continuation of Insurance Coverage. (a)If the Executive's employment with the Corporation is terminated by the Corporation, without cause, as permitted by Section 3.03 hereof, the Corporation shall, for a period of one (1) year following the date the Executive's employment with the Corporation is terminated, maintain and pay any premiums necessary to maintain group welfare benefits for the Executive which are the same as the group welfare benefits which were in effect for the Executive under the terms of the Flex IV Plan immediately prior to the termination of the Executive's employment. Notwithstanding the foregoing, the Corporation shall have no obligation to maintain or provide such group welfare benefits to the Executive unless the Executive pays to the Corporation, on a monthly basis, the employee portion of any costs associated with the maintenance and provision of such benefits by the Corporation to exempt salaried employees of the Corporation's corporate headquarters as determined under the provisions of the Flex IV Plan (or such greater or lesser amount as may, from time to time, be required to be contributed by exempt salaried employees of the Corporation's corporate headquarters toward the cost of maintaining and providing such benefit to such employees). At the end of the one (1) year period following the date on which the Executive's employment is terminated (without cause) or, if earlier, at such time that the Corporation shall terminate the group welfare benefit coverage being provided to the Executive by reason of the Executive's failure to pay the employee portion of any costs associated with the maintenance and provision of such benefits, the Executive shall be entitled to elect to receive continuation coverage with respect to any group health plan benefits which are being provided to the Executive under the Flex IV Plan, in accordance with the applicable continuation coverage provisions of section 4980B of the Internal Revenue Code of 1986, as amended (hereinafter the "Code") and the applicable continuation coverage provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). In addition, if the Executive's employment with the Corporation is terminated by the Corporation, without cause, as permitted by Section 3.03 hereof, and if, at the time the Executive's employment with the Corporation is terminated, the Corporation maintains any life insurance or long term disability insurance for the Executive (other than any life insurance or long term disability insurance provided to the Executive as a result of and in connection with an election made by the Executive in connection with the Flex IV Plan) or if, at the time the Executive's employment with the Corporation is terminated, the Corporation is obligated to make any payments for life insurance premiums to the trustees of the trust established by the Executive in connection with the Split Dollar Plan, the Corporation shall maintain and pay any premiums necessary to maintain any such life insurance and long term disability insurance policies and the Corporation shall continue to make any payments due for life insurance premiums in connection with the Split Dollar Plan, for a one (1) year period following the date on which the Executive's employment with the Corporation is terminated.

           (b) If the Executive's employment with the Corporation is terminated as a result of the Executive's suffering of a Total and Permanent Disability as defined in Section 6.04 hereof, the Corporation shall continue to maintain and pay the full amount of all premiums necessary to maintain: (i) medical and life insurance coverage for the benefit of the Executive for the remainder of the Executive's life; (ii) medical insurance coverage for the benefit of the Executive's spouse for the remainder of her life; and (iii) medical insurance coverage for the benefit of the Executive's dependents until such dependents reach age 21. In addition, if the Executive's employment with the Corporation is terminated as a result of his suffering of a Total and Permanent Disability as defined in Section 6.04 hereof, following such termination of the Executive's employment, the Corporation shall continue to pay to the trustees of the trust established by the Executive in connection with the Split Dollar Plan, the amount of any premiums due in connection with the life insurance policies held by such trustees pursuant to the terms of the Split Dollar Plan.

           (c) If the Executive's employment with the Corporation is terminated as a result of a Change in Control Termination as defined in
Section 8.01 hereof, the Corporation shall continue to maintain and pay the full amount of any premiums necessary to maintain: (i) medical, long term disability and life insurance coverage for the benefit of the Executive for the remainder of the Executive's life; (ii) medical insurance coverage for the benefit of the Executive's spouse for the remainder of her life; and (iii) medical insurance coverage for the benefit of the Executive's dependents until such dependents attain age 21. In addition, if the Executive's employment with the Corporation is terminated as a result of a Change in Control




Termination defined in Section 8.01 hereof, following such termination, the Corporation shall continue to pay to the trustees of the trust established by the Executive in connection with the Split Dollar Plan, the amount of any premiums due in connection with the life insurance policies held by such trustees pursuant to the terms of the Split Dollar Plan.

           (d) The amount of the life insurance which is required to be provided to the Executive pursuant to Sections 2.09(b) and (c) above shall provide a death benefit which is at least equal to the sum of: (i) the amount of the life insurance, if any, which is maintained for the Executive other than under the terms of the Flex IV Plan; and (ii) the largest dollar amount of the death benefit which could have been provided to the Executive's beneficiaries under any life insurance coverage which was available to the Executive under the terms of the Flex IV Plan immediately prior to the date the Executive's employment is terminated as a result of his suffering of a Total and Permanent Disability or the date on which the Change in Control occurs, whichever is applicable.

           (e) The terms of the long term disability insurance coverage which is required to be provided to the Executive pursuant to Section 2.09(c) hereof shall provide an annual disability income to the Executive which is not less than the total annual amount of the disability income which was payable to the Executive under all policies of long term disability insurance maintained for the benefit of the Executive (whether or not provided under for the Executive the terms of the Flex IV Plan) immediately prior to the date the Change in Control occurs. In addition, the terms of the long term disability insurance which is required to be provided to the Executive pursuant to
Section 2.09(c) above shall contain a definition of total and permanent disability which is at least reasonably comparable to the most liberal definition of total and permanent disability (in terms of the ease with which such definition can be met) contained in any long term disability insurance policy maintained for the Executive immediately prior to the date the Change in Control occurs. Finally, the terms of the long term disability insurance which is required to be provided to the Executive pursuant to Section 2.09(c) above shall provide that the disability income payments to be made to the Executive as described above will continue to be made to the Executive for life.

           (f) The type and amount of the medical insurance coverage which is required to be provided to the Executive pursuant to Sections 2.09(b) and
(c) above shall be at least reasonably comparable to the most comprehensive medical insurance coverage which was available to the Executive, his spouse and dependents under the Flex IV Plan immediately prior to the date on which the Executive's employment with the Corporation is terminated as a result of his suffering of a Total and Permanent Disability or the date on which the Change in Control occurs (whichever is applicable); provided that, in no event shall the maximum amount of the annual deductible under such medical insurance coverage exceed the amount of the annual deductible which was in effect with respect to the most comprehensive medical insurance coverage which was available to the Executive, his spouse and dependents under the Flex IV Plan immediately prior to the date on which the Executive's employment is terminated as a result of his suffering of a Total and Permanent Disability or the date on which the Change in Control occurs, whichever is applicable.

      2.10 Vacation and Other Benefits. During each full year of the Executive's employment hereunder, the Executive shall be entitled to paid vacations for such reasonable periods of time as may be determined by the Executive. The Executive shall also be entitled to receive all other employment benefits and participate in such other employee benefit plans as may, from time to time, be provided or maintained by the Corporation for its executive officers.

                                ARTICLE 3.
                           Term and Termination

      3.01 Term. The period of employment of the Executive under this Agreement shall commence January 1, 1995 ("Effective Date") and continue through December 31, 1999, provided that on each anniversary of the Effective Date which occurs after the date hereof and prior to the date on which the Executive attains age sixty-one (61), the term of this Agreement shall automatically be extended for an additional twelve-month period. The effect of the preceding sentence shall be that on each anniversary of the Effective Date which occurs after the date hereof and prior to the date on which the Executive attains age sixty-one (61), the then remaining term of this Agreement shall be five (5) years, and beginning with the first anniversary of the Effective Date following the date on which the Executive attains age sixty
(60), and on each anniversary of the Effective Date thereafter, the remaining term of this Agreement shall be that number of years which exists between any such anniversary of the Effective Date and the end of the calendar year in which the Executive attains age sixty-five (65).

           Notwithstanding the foregoing, beginning on the January 1 immediately following the date on which the Executive attains age sixty-five
(65) and on each January 1 thereafter, unless otherwise terminated by the Corporation pursuant to Section 3.03 hereof, the term of this Agreement shall automatically be renewed for one (1) or more successive annual renewal terms of one (1) year.

      3.02 Termination For Cause.  Notwithstanding the provisions of Section
3.01 hereof, the Corporation may terminate the Executive's employment hereunder at any time for cause, by delivering to the Executive a written notice of termination to the Executive setting forth the date on which such termination is to be effective and specifying in reasonable detail the facts and circumstances claimed to provide a basis for the termination.





           For purposes of this Agreement, the Corporation shall have "cause" to terminate the Executive's employment hereunder upon the Executive's: (a) willful and continued failure to substantially perform his duties hereunder other than any such failure resulting from the Executive's incapacity due to physical or mental illness; (b) illegal or criminal conduct; (c) intentional falsification of records or reports or any other act or acts of dishonesty constituting a felony and resulting, or intended to result, directly or indirectly, in personal gain or enrichment of the Executive at the expense of the Corporation; (d) excessive and/or chronic use of alcohol, narcotics or other controlled substances (other than under the supervision of a licensed physician); or (e) willful engagement in gross misconduct materially injurious to the Corporation.

      3.03 Termination Without Cause. Notwithstanding anything to the contrary contained in Section 3.01 hereof, the Corporation may, at any time on or after the date hereof, terminate the Executive's employment, without cause, by delivering a written notice of termination to the Executive which sets forth the date on which such termination is to be effective; provided that, the effective date of any such termination shall not be less than ninety (90) days following the date on which such written notice of termination is delivered to the Executive. Notwithstanding the foregoing, if the Executive has attained at least age sixty-five (65), the written notice of termination which is delivered to the Executive pursuant to this Section 3.03 shall permit the Executive, at the Executive's option to elect to retire from his employment with the Corporation pursuant to Section 3.05 hereof.

      3.04 Termination by the Executive. Notwithstanding anything to the contrary contained in Section 3.01 hereof, the Executive may terminate his employment hereunder at any time by delivering a written notice of termination to the Corporation which sets forth the date on which such termination is to be effective; provided that, the effective date of any such termination shall not be less than ninety (90) days following the date on which such written notice of termination is delivered to the Corporation.

      3.05 Retirement. The Executive may retire his employment with the Corporation at any time following his attainment of age sixty (60), by delivering to the Corporation a written notice of his intent to terminate his employment with the Corporation and retire, which written notice shall set forth the date on which such retirement (and its related termination of employment) is to be effective. Thereafter, provided that the effective date of such retirement is not less than thirty (30) days following the date on which such written notice of termination is delivered to the Corporation, the Executive shall be permitted to terminate his employment with the Corporation and retire at the time stated in the written notice of termination delivered by the Executive to the Corporation.






           In addition to the foregoing, in the event that the Executive has attained at least age sixty-five (65) and has received a written notice of termination from the Corporation pursuant to Section 3.03 and, as required by
Section 3.03 hereof, such written notice of termination provides the Executive, at his option, the right to retire, the Executive may exercise such right and retire from his employment with the Corporation by delivering written notice of his desire to exercise such right and retire to the Corporation no later than sixty (60) days following the date of the Executive's receipt of the written notice of termination from the Corporation provided for by Section 3.03 hereof. In the event that the Executive elects to retire in connection with the Executive's receipt of a written notice of termination from the Corporation pursuant to Section 3.03 hereof, the Executives retirement shall be effective at the time stated in the written notice delivered to the Corporation by the Executive in connection with the Executive's exercise of his right to retire.

      3.06 Effect of Notice of Intent to Terminate. Upon delivery by the Corporation to the Executive of a written notice of intent to terminate, the Executive's employment with the Corporation shall be terminated, effective at the time stated in such written notice of intent to terminate, provided that, if applicable, the effective date of such termination as stated in the notice of intent to terminate complies with the advance notice of termination requirements of Section 3.03 hereof. In addition, upon the Executive's delivery to the Corporation of a written notice of intent to terminate (whether or not such termination is intended to be a retirement) the Executive's employment with the Corporation shall be terminated effective at the time stated in such written notice of intent to terminate, provided that the effective date of such termination as stated in the notice of intent to terminate complies with the applicable advance notice of termination requirements of Sections 3.04 and 3.05 hereof.

                                ARTICLE 4.
                  Confidentiality; Non-Compete Provisions

      4.01 Confidentiality. During the period of the Executive's employment hereunder the Executive agrees that he will not, without the written consent of the Board of Directors of the Corporation, disclose to any person (other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Corporation or to a person as required by any order or process of any court or regulatory agency) any material confidential information obtained by the Executive while in the employ of the Corporation with respect to any management strategies, policies or techniques or with respect to any products, improvements, formulae, designs or styles, processes, customers, methods of distribution, or methods of manufacture of the Corporation or any of its subsidiaries; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation.



      4.02 Non-Compete. During a period of two (2) years after the date of any termination of the Executive's employment hereunder, the Executive will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business which competes with any business conducted by the Corporation or with any group, division or subsidiary of the Corporation in any geographic area where such business is being conducted at the time of such termination (any such business being hereinafter referred to as a "Competitive Operation"). Ownership by the Executive of 2% or less of the voting stock of any publicly held corporation shall not constitute a violation of this Section 4.02.

      4.03 Competitive Operation. For purposes of Section 4.02 hereof: (a) a business shall not be deemed to be a Competitive Operation unless: (i) 25% or more of the consolidated gross sales and operating revenues of the Corporation is derived from such business; or (ii) 25% or more of the consolidated net income of the Corporation is derived from such business; or
(iii) 25% or more of the consolidated assets of the Corporation are devoted to such business; and (b) a business which is conducted by the Corporation at the time of the Executive's termination and which subsequently is sold or discontinued by the Corporation shall not, subsequent to the date of such sale or discontinuance, be deemed to be a Competitive Operation within the meaning of Section 4.02 hereof.

                                ARTICLE 5.
                              Death Benefits

      5.01 Death Benefits. If the Executive dies during the term of his employment hereunder, in addition to any death benefits payable under the terms of any life insurance policies maintained by the Corporation on the life of the Executive, any death benefits payable on account of the death of the Executive under the terms of the Deferred Comp Plan and any death benefits payable on account of the death of the Executive under the terms of any tax qualified retirement plans maintained by the Corporation, the Corporation shall, within ninety (90) days following the Executive's death, pay to the estate of the Executive a death benefit equal to fifty percent (50%) of the Executive's Base Salary at the rate in effect on the date of the Executive's
death.   In addition, if the Corporation pays a bonus to its executive officers for the fiscal year of the Corporation in which the Executive's death occurs, at the time the Corporation pays such bonuses to its executive officers for such fiscal year: (a) if the Executive's death occurs during the first six (6) months of the Corporation's fiscal year, the Corporation shall pay to the Executive's estate an amount equal to the fifty percent (50%) of the amount of all bonuses which would have been payable to the Executive pursuant to Section 2.02 hereof for the fiscal year of the Corporation in which the Executive's death occurs; and (b) if the Executive's death occurs at any time after the first six (6) months of the Corporation's fiscal year, the Corporation shall pay to the Executive's estate an amount equal to the amount of all bonuses which would have been payable to the Executive pursuant to
Section 2.02 hereof for the fiscal year of the Corporation in which the Executive's death occurs.



      5.02 Continuation of Medical Insurance Coverage. If the Executive dies during the term of this Agreement and his spouse or dependents are still living, the Corporation shall maintain and pay any premiums needed to maintain medical insurance coverage for the benefit of the Executive's spouse for the remainder of her life and medical insurance coverage for the benefit of the Executive's dependents until such dependents attain age 21; provided that, the Corporation shall not be obligated to continue to provide such medical insurance coverage to the Executive's spouse and dependents unless the Executive's spouse and dependents (as the case may be) pay to the Corporation, on a monthly basis, the amount which is required to be contributed by exempt salaried employees of the Corporation's corporate headquarters toward the cost of their medical insurance coverage as determined as of the date of the Executive's death. The type and amount of the medical insurance coverage to be provided to the Executive's spouse and dependents pursuant to this Section
5.02 shall be at least reasonably comparable to the type and amount of the most comprehensive medical insurance coverage which was available to the Executive, his spouse and dependents under the Flex IV Plan immediately prior to the date of the Executive's death; provided that, in no event shall the maximum amount of the annual deductible under such medical insurance coverage exceed the amount of the annual deductible which was in effect with respect to the most comprehensive medical insurance coverage which was available to the Executive, his spouse and dependents under the terms of the Flex IV Plan immediately prior to the date of the Executive's death. For purposes of this Agreement, the term "dependents" shall have the same meaning as contained in
Section 152 of the Code.

                                ARTICLE 6.
                            Disability Benefits

      6.01 Short-Term Disability.  Except as otherwise provided in Section
6.02 hereof, in the event the Executive becomes disabled and is unable to perform his duties hereunder, there shall be no reduction in the amount of the Executive's Base Salary or any other benefits payable to him under this Agreement.

      6.02 Long-Term Disability. If, during the term of this Agreement, it is determined that the Executive suffers from a Total and Permanent Disability (as hereinafter defined), then, effective on the last day of the month in which such determination is made, the Executive's employment hereunder shall be deemed to be terminated. Upon such termination, unless a Change in Control has occurred within the three (3) year period preceding such termination and the Executive, as permitted by Section 8.01 hereof, has elected, in writing, to receive payment of the Change in Control benefits described in Article 8 of this Agreement, the Corporation shall, for each twelve (12) month period beginning on the day immediately following the date of such termination and any anniversary thereof (an "Anniversary Date"), for the remainder of the Executive's life, an amount equal to, his Base Salary, at the rate in effect on the date his employment is terminated, up to a maximum of $200,000 per year (adjusted as set forth below), less the amounts of all social security, retirement or disability benefits payable to the Executive for each such twelve (12) month period by any agency of the United States Government or the State of New York. In addition, upon the termination of the Executive's employment as a result of his suffering of a Total and Permanent Disability, the Corporation shall continue to maintain medical insurance coverage for the Executive, his spouse and dependents in accordance with the provisions of
Section 2.09 hereof.

      6.03 Cost of Living Adjustment. On each Anniversary Date, the $200,000 per year limit contained in Section 6.02 hereof shall be adjusted on a cumulative basis for each annual increase in the U. S. Department of Labor Bureau of Labor Statistics Consumer Price Index for Urban Wage Earners and Clerical Workers, New York, New York, 1982-84 = 100 measured between the month prior to the first month in which such compensation payments were made and the month prior to the commencement of each such successive year.

      6.04 Determination of Total and Permanent Disability. Any question as to the existence or extent of disability of the Executive upon which the Executive and the Corporation cannot agree shall be determined by a qualified independent physician selected by the Executive and approved by the Corporation (or, if the Executive is unable to make such selection, as selected by any adult member of his immediate family). For purposes of this Agreement, the Executive shall be deemed to suffer from a Total and Permanent Disability if it is determined that the Executive is physically or mentally unable to substantially perform his duties under this Agreement for a period of twelve (12) consecutive months. The determination of any question as to disability under this Section 6.04 by such physician shall be made in writing to the Corporation and to the Executive and shall be final and conclusive for all purposes of this Agreement.


                                ARTICLE 7.
                             Top Hat Benefits

      7.01 "Top Hat" Benefits. In addition to the compensation and other benefits otherwise provided for hereunder, if the Executive's employment with the Corporation is terminated for any reason, the Executive and/or his beneficiaries shall be entitled to receive the retirement, disability and death benefits they would have been entitled to receive under the applicable provisions of any tax qualified retirement plans maintained by the Corporation and in which the Executive is or was a participant at any time prior to the termination of his employment including, without limitation, any pension, profit sharing, 401(k) or other comparable plans (individually a "Plan" and collectively the "Plans") pursuant to the provisions of the Plans as in effect during the Executive's employment but in any event, computed without reference to: (a) any deferral of Base Salary or bonuses made by the Executive pursuant to the terms of the Deferred Comp Plan; (b) any restrictions in the Plans upon the use of employer contributions for an employee who is among the twenty-five
(25) highest paid; (c) any restrictions in the Plans upon the maximum benefits payable pursuant to the Code; (d) any limitations on the amount of the Executive's compensation that may be taken into account under the Plans pursuant to Section 401(a)(17) of the Code; (e) any limitations on the amount of the annual benefit which may be accrued by the Executive under the Plans pursuant to Section 415 of the Code; or (f) any other restriction on the Executive's benefits as determined under the Plans which are in effect at any time pursuant to the Code or to ERISA, (the restrictions described in (a), (b), (c), (d), (e) and (f) above being hereinafter collectively referred to as the "Restrictions").

      7.02 Form and Timing of Payments. At the time the Executive or his beneficiaries is or are entitled to payment of any benefits under the terms of any Plan, the Corporation shall pay to the Executive, from its general assets, the difference between the amount which would, but for the Restrictions, have been paid to the Executive or his beneficiaries under the terms of such Plan (as determined pursuant to Section 7.04 hereof) and the amount which is actually paid or payable to the Executive or his beneficiaries under the terms of any such Plan. Any amount payable to the Executive or his beneficiaries under the terms of this Article shall be available for payment to the Executive or his beneficiaries in any form provided for by the applicable Plan and shall be paid to the Executive or his beneficiaries in the form elected by the Executive or his beneficiaries.

      7.03 Lump Sum Option. If the Executive requests a lump sum distribution under the Plan or Plans, and is denied the request or, if there is no lump sum distribution option available under the Plan or Plans and the Executive states in writing that he would have otherwise elected to receive a lump sum distribution, the Corporation shall pay the Executive, in cash, an amount equal to the benefit to which the Executive would have been entitled as a lump sum under each Plan from which the Executive would have elected a lump sum, determined without regard to the Restrictions, regardless of the payment form in which the benefit would otherwise have been payable under the Plan or Plans. The Corporation shall also pay the Executive an additional amount in a lump sum so that the total amount received by the Executive, net of all federal, state, and local taxes imposed upon the Executive as a result of the lump sum payment and this additional amount, is equal to the maximum amount which would have been paid to the Executive as a lump sum distribution under the terms of the Plan (determined without regard to the Restrictions) which lump sum distribution would have been eligible for tax free rollover treatment under Section 402 of the Code. Prior to the making of any lump sum payment to the Executive under this Section, the Executive and, if the Executive is married, the Executive's spouse shall waive all benefits payable to him, his spouse or his beneficiaries under any such Plan or Plans, and shall execute any and all releases or other instruments to effect such waiver. Such waiver and releases also will require payment to the Corporation of any amounts received by the Executive or his beneficiaries under such Plan or Plans.








      7.04 Determination of "Top Hat" Payments. The amount of retirement and death benefits which would, but for the Restrictions, have been payable to the Executive and his beneficiaries under the Plans shall be determined using the actual number of years of service completed by the Executive and the actual amount of Base Salary and bonuses which is payable to the Executive (whether or not the Executive actually receives payment of any such Base Salary or bonus as a result of a deferral made by the Executive pursuant to the terms of the Deferred Comp Plan) as determined by the provisions of the applicable Plan without regard to the Restrictions. In addition, if, in the case of any defined contribution Plan or any combination of defined contribution Plans, the amount which is actually contributed to such Plan or Plans by the Corporation on behalf of the Executive is limited by operation of the Restrictions, the amount of the retirement, disability and death benefits which would, (but for the Restrictions), have been payable to the Executive and his beneficiaries under any such defined contribution Plans shall be determined by assuming that: (a) the Corporation made a contribution to such Plan or Plans for the benefit of the Executive for each plan year (including plan years ending prior to the effective date of this Agreement if the Executive, at such time, was also a participant in the Deferred Comp Plan) in which the actual contribution of the Corporation to such Plan or Plans is limited by operation of the Restrictions, at the time that the Corporation actually makes its contributions to such Plan or Plans for such plan year and in an amount equal to the amount which the Corporation would, but for the Restrictions, have contributed to such Plan or Plans on behalf of the Executive for such plan year; and (b) the total value of the amounts which are deemed to have been contributed by the Corporation to the Plan or the Plans pursuant to subparagraph 7.04(a) above is equal to the greater of: (i) the total value of all such amounts together with interest thereon between the date such amounts are deemed to be contributed to the Plan or Plans and the date for payment of such amounts, assuming that such amounts earn interest at a variable annual interest rate, adjusted on a quarterly basis as of March 1, June 1, September 1 and December 1 of each calendar year and equaling one hundred twenty percent (120%) of the Federal long-term interest rate established for such months by the Secretary of the Treasury pursuant to section 1274 of the Code and the regulations thereunder; and (ii) the total value (determined according to the principles established by the Deferred Comp Plan, as in effect as of the date of this Agreement (whether or not the Deferred Comp Plan is in effect on the date the payments are required to be made pursuant to this Article 7)) of the number of shares of common stock of the Corporation which could have been purchased (determined according to the principles established by the Deferred Comp Plan as in effect as of the date of this Agreement (whether or not the Deferred Comp Plan is in effect on the date the payments are required to be made pursuant to this Article 7)) if the amounts which would, but for the Restrictions, have been contributed to the Plan or Plans were used to purchase common stock of the Corporation.







      7.05 Payments Following Plan Termination. If payments are being made by the Corporation pursuant to this Article 7 in the form of an annuity or other periodic form of distribution, and the amount being paid from the assets of the trust or trusts established to hold assets under the Plan or Plans (individually a "Trust" and collectively the "Trusts") is reduced as a result of any of the limitations in the Plan or Plans relating to the benefits payable to an employee who is among the twenty-five (25) highest paid employees or by virtue of the termination of the Plan or Plans (including the operation of Section 4045 of ERISA) or for any other reason other than the operation of the provisions of the optional form selected under the Plan or Plans, the amount of the payments being made by the Corporation under this
Article 7 shall be increased by the amount of any reduction in the amount being paid to the Executive from the assets of the Trust or Trusts.

           If payments required to be made by the Corporation pursuant to this Article 7 are being made or have been made in full, but the Executive or any of his beneficiaries are required to make a payment to any trustee or trustees appointed under the terms of any Trust, (whether the result of a loss of collateral, interest on such collateral or otherwise) as the result of the operation of the any limitations in the Plan or Plans relating to the use of employer contributions for an employee who is among the twenty-five (25) highest paid or by virtue of the termination of the Plan or Plans (including the operation of Section 4045 of ERISA) or for any other reason, the Corporation shall reimburse the Executive or his beneficiaries, as the case may be, directly from its general assets, for each such payment to such trustee or trustees and if the Executive or any of his beneficiaries does not receive a deduction for Federal income tax purposes for such a payment or incurs any penalty tax because of such repayment, the amount of the reimbursement shall be increased to an amount so that after the application of Federal income tax to the reimbursement, the Executive or his beneficiary shall have received an amount from the Corporation approximately equal to the amount repaid to the trustee or trustees.

                                ARTICLE 8.
                        Change in Control Benefits

      8.01 Change in Control Termination. The Corporation will provide or cause to be provided to the Executive the rights and benefits described in
Section 8.03 hereof in the event that, during the term of this Agreement (including any renewal terms), the Executive's employment by the Corporation is terminated at any time within three (3) years following a "Change in Control" (as hereinafter defined) either:

           (a) by the Corporation for any reason other than the Executive's fraudulent conduct in connection with his employment by the Corporation or conviction of a felony; or






           (b) by the Executive following the occurrence of any of the following events:

                 (i) the assignment to the Executive of any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status immediately preceding such Change in Control;

                 (ii) a reduction of the Executive's Base Salary, bonuses or other compensation or benefits from those types or amounts in effect immediately prior to the Change in Control; or

                 (iii) the relocation of the principal executive offices of the Corporation or a change in the duties of the Executive which requires the Executive to move his residence from the Buffalo, New York metropolitan area; or

           (c) by the Executive, if he shall determine in good faith that following a Change in Control, he is no longer able to effectively discharge his duties under this Agreement.

           For purposes of this Agreement, if the Executive's employment with the Corporation is terminated after the occurrence of a Change in Control (as hereinafter defined) for any of the reasons described above in this Section 8.01, such termination of employment shall hereinafter be referred to as a "Change in Control Termination."

           In the event that the Executive's employment with the Corporation is terminated within the three (3) years following a Change in Control and, following the date the Executive's employment with the Corporation is terminated, it is determined (in accordance with Section 6.04 hereof) that, at the time the Executive's employment with the Corporation was terminated, the Executive suffered from a Total and Permanent Disability (as defined in Section 6.04 hereof) the Executive shall have the right to elect, in writing, to receive the Change in Control benefits provided for by this Article 8 or the disability benefits provided for by Section 6.02 hereof. Upon receipt by the Corporation of such written election from the Executive, the Corporation shall pay (or cause to be paid) to the Executive the Change in Control benefits provided for by this Article 8 or the disability benefits provided for by Section 6.02 hereof, whichever is elected by the Executive. The Corporation shall not be entitled to object to or contest its obligation to make such payments (or cause such payments to be made) as elected by the Executive or the Executive's right to make any such election on the grounds that the Executive suffered from a Total and Permanent Disability at the time his employment was terminated. In addition, if the Executive has attained at least age sixty (60) and the Executive elects to terminate his employment with the Corporation for any of the reasons set forth above in this Section 8.01 and within three (3) years following the occurrence of a Change in Control, the Corporation shall have no right to object to or challenge the right of the Executive to receive any payments provided for under this Article 8 on the grounds that the Executive was otherwise entitled to retire from his employment with the Corporation pursuant to Section 3.05 hereof.



      8.02 Change in Control. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if: (a) any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") but excluding the Corporation and each of the Corporation's officers and directors, whether individually or collectively), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of the Corporation's outstanding common stock otherwise than through a transaction arranged by or consummated with the prior approval of the Corporation's Board of Directors; or (b) during any period of three (3) consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of the Corporation (and any new director whose election to the Board of Directors of the Corporation or whose nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or whose election or nomination for election was previously so approved) (hereinafter referred to as the "Continuing Directors") shall cease, to constitute a majority of the Corporation's Board of Directors; or (c) any consolidation or merger of the Corporation is consummated, as a result of which, the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation's common stock would be converted into cash, securities or other property, other than a merger or consolidation of the Corporation which would result in voting securities of the Corporation immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least eighty percent (80%) of the combined voting power of the Corporation or such surviving entity immediately after such merger or consolidation (provided, however, that if the Board of Directors of the Corporation adopts a resolution that is approved by a majority of the Continuing Directors providing that such merger or consolidation shall not constitute a "Change in Control" for purposes of this Agreement, then such merger or consolidation shall not constitute a Change in Control); or (d) the stockholders of the Corporation approve an agreement for the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation; or (e) the stockholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation.

      8.03 Payments on Change in Control Termination. If a Change in Control Termination occurs the Corporation shall pay to the Executive within ten (10) days after the date of such Change in Control Termination, a lump sum payment equal to three (3) times the sum of: (a) the average of the Base Salary of the Executive in effect during the three (3) year period ending on the date the Change in Control Termination occurs; and (b) the average of the amount of all bonuses awarded to or received by the Executive during the three (3) year period ending on the date of the Change in Control Termination. In no event shall the provisions of Section 280 G of the Code be deemed to restrict or limit the amount of any payments which the Executive is entitled to upon the occurrence of a Change in Control as provided for in this Section 8.03 or under the terms of any of the Plans, the Deferred Comp Plan, the Incentive Stock Option Plan or the Restricted Stock Plan.



      8.04 Effect of Deferred Compensation. The amounts payable to the Executive pursuant to Section 8.03 hereof shall be determined based on the amount of the Base Salary and the amount of any bonus which is payable to the Executive, whether or not the Executive actually receives payment of such Base Salary or bonus as a result of a deferral made by the Executive of the receipt of payment of any portion of such Base Salary or bonus as permitted by the terms of the Deferred Comp Plan as applicable to the Executive.

      8.05 Benefits Upon Death. If the Executive dies following a Change in Control Termination but prior to the payment of the applicable lump sum provided for in Section 8.03 above, the Corporation shall pay the applicable lump sum described in Section 8.03 hereof to the Executive's personal representative or the executor or administrator of his estate within ten (10) days from the date such personal representative, executor or administrator is appointed.

      8.06 Effect of Change in Control Termination on Other Benefits.
           (a) The occurrence of a Change in Control Termination with respect to the Executive shall not affect the Executive's right to receive any payments due to the Executive under the terms of any of the Plans or due under the Deferred Comp Plan. All such payments will be made in accordance with the provisions of the applicable document containing the terms of any Plan and the terms of the Deferred Comp Plan. In addition, the occurrence of a Change in Control Termination with respect to the Executive shall not affect the obligation of the Corporation to pay to the Executive and, if applicable, to the Executive's beneficiaries, the amounts described in Article 7 hereof as provided for in such Article.

           (b) The occurrence of a Change in Control Termination with respect to the Executive shall not affect the obligation of the Corporation under Section 2.09 hereof to pay the full amount of all premiums and other costs associated with the maintenance by the Corporation of policies of life insurance, long term disability insurance and medical insurance for the benefit of the Executive, his spouse and dependents as required by Section
2.09 hereof.

           (c) Except as set forth in Sections 8.06(a) and (b) hereof, any payments required to be made to the Executive or his beneficiaries pursuant to Sections 8.03 and 8.05 hereof shall, when received by the Executive, or his beneficiaries, be in lieu of any payments otherwise provided with respect to the Executive's termination of employment under any other severance pay or other similar plan or policy maintained by the Corporation. The Corporation may, in its sole discretion, change, replace or eliminate any retirement plan or insurance policy described in Sections 8.06(a) and (b) above at any time, but shall not do so after a Change in Control in a manner which would prevent the Executive, his spouse and dependents from receiving any benefit which he would otherwise have been entitled to receive either immediately preceding the Change of Control or immediately preceding a Change in Control Termination.





      8.07 Certain Additional Payments by the Corporation. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Corporation to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties being hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

           (b) Subject to the provisions of Section 8.07(c) hereof, all determinations required to be made under this Section 8.07, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by Coopers & Lybrand, L.L.P. or any other nationally recognized firm of certified public accountants (the "Accounting Firm") which shall provide detailed supporting calculations both to the Corporation and the Executive within 15 business days of termination of the Executive's employment under this Agreement, if applicable, or such earlier time as is requested by the Executive or the Corporation. When calculating the amount of the Gross-Up Payment, the Executive shall be deemed to pay:

                 (i) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and

                 (ii) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.

           If the Accounting Firm has performed services for the person, entity or group who caused the Change of Control, as described in Section 8.02 hereof or any affiliate thereof, the Executive may select an alternative accounting firm from any nationally recognized firm of certified public accountants. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made ("Underpayment"), consistent with the calculations required to be made hereunder.  In the event that the Corporation exhausts it remedies pursuant to
Section 8.07(c) hereof, and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive.

           (c) The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                 (i) give the Corporation any information reasonably requested by the Corporation relating to such claim,

                 (ii) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

                 (iii) cooperate with the Corporation in good faith in order to effectively contest such claim, and

                 (iv) permit the Corporation to participate in any proceedings relating to such claim;
provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8.07(c), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Executive to pay such claim and sue for a refund, the




Corporation shall advance the amount of such payment to the Executive, on an interest free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statue of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

           (d) If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section 8.07(c) hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Corporation's complying with the requirements of Section 8.07(c)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon by the taxing authority after deducting any taxes applicable thereto). If, after the receipt by the Execu-tive of an amount advanced by the Corporation pursuant to Section 8.07(c) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid under Section 8.07(a) hereof. The forgiveness of such advance shall be considered part of the Gross-Up Payment and subject to gross-up for any taxes (including interest or penalties) associated therewith.

                                ARTICLE 9.
                   Severance and Effects of Termination

      9.01 Effect of Termination for Cause. In the event the Executive's employment with the Corporation is terminated for cause by the Corporation pursuant to the provisions of Section 3.02 hereof, the Corporation shall pay to the Executive any monthly installment of his Base Salary which is accrued and unpaid as of the date of the Executive's termination at the monthly rate then in effect and, thereafter, the Corporation shall have no further obligation to pay the Executive any additional Base Salary, compensation or bonuses, no further obligation to provide any medical, life, disability or other insurance benefits to the Executive hereunder, and, except as otherwise provided under the terms of Sections 9.06 and 9.07 hereof, no further obligation to pay any other benefits provided to the Executive hereunder.






      9.02 Effect of Termination Without Cause. (a) In the event the Executive's employment with the Corporation is terminated by the Corporation without cause pursuant to Section 3.03 hereof and prior to the date the Executive attains age sixty-one (61), the Corporation shall, within ninety
(90) days following the termination of the Executive's employment, pay the Executive in one lump sum payment, an amount equal to: (i) the greater of: (A) two and one-half (2.5) times the sum of: (x) his Base Salary at the rate then in effect; and (y) an amount equal to all bonuses paid or payable by the Corporation to the Executive with respect to the fiscal year of the Corporation which ends immediately prior to the date of such termination; or
(B) five (5) times the amount of the Executive's Base Salary, at the rate then in effect; and (ii) any "Top Hat" retirement benefits to be provided to the Executive pursuant to Article 7 hereof. In addition, if the Executive's employment with the Corporation is terminated without cause pursuant to
Section 3.03 hereof and prior to the date the Executive attains age sixty-one
(61), the Corporation shall, as required by Section 2.09(a) hereof, continue to provide the Executive with the group welfare benefits and any other life insurance and long term disability insurance for the one (1) year period following the date the Executive's employment with the Corporation is terminated, all as more particularly provided for by Section 2.09(a) hereof.

           (b) In the event that the Executive's employment is terminated, without cause, pursuant to Section 3.03 hereof, and, at the time the Executive's employment is terminated, the Executive has attained at least age sixty-one (61), the Corporation shall, within ninety (90) days following the termination of the Executive's employment, pay to the Executive in one lump sum payment: (i) any "Top Hat" retirement benefits to be provided to the Executive pursuant to Article 7 hereof; and (ii) the amount described in subparagraph 9.02(a)(i) above, reduced by twenty percent (20%) for each year or part thereof by which the Executive's age exceeds age sixty (60) so that, if the Executive's employment with the Corporation is terminated, without cause, as provided for by Section 3.03 hereof, at any time after the Executive attains age sixty-five (65), the Executive shall, except as otherwise provided by Sections 2.09(a), 9.06 and 9.07 hereof, not be entitled to payment of any benefits other than the "Top Hat" retirement benefits required to be provided to the Executive pursuant to Article 7 hereof. If the Executive's employment with the Corporation is terminated without cause pursuant to Section 3.03 hereof and after the Executive attains age sixty-one (61), the Corporation shall, as required by Section 2.09(a) hereof, continue to provide the Executive with the group welfare benefits and any other life insurance and long term disability insurance for the one (1) year period following the date the Executive's employment with the Corporation is terminated, all as more particularly provided for by Section 2.09(a) hereof.

           (c) Except as otherwise provided above in this Section 9.02, following the termination of the Executive's employment, without cause, as provided for by Section 3.03 hereof, the Corporation shall have no further obligation to pay the Executive any additional Base Salary, compensation or bonuses, no further obligation to provide any medical, life, disability or other insurance benefits to the Executive hereunder, hereof and, except as otherwise provided in Sections 9.06 and 9.07 hereof, no further obligation to provide any other benefits otherwise provided to the Executive hereunder.



      9.03 Effect of Voluntary Termination. In the event the Executive voluntarily terminates his employment with the Corporation pursuant to Section
3.04 hereof, the Corporation shall pay to the Executive any monthly installment of his Base Salary which is accrued and unpaid as of the date of the Executive's termination at the monthly rate then in effect and any "Top Hat" retirement benefits to be provided to the Executive pursuant to Article 7 hereof. Except as otherwise provided above in this Section 9.03, following the Executive's voluntary termination of his employment with the Corporation as provided for by Section 3.04 hereof, the Corporation shall have no further obligation to pay to the Executive any additional Base Salary, compensation or bonuses, no further obligation to provide any medical, life, disability or other insurance benefits to the Executive hereunder and, except as otherwise provided by Sections 9.06 and 9.07 hereof, no further obligation to provide any other benefits otherwise provided to the Executive hereunder.

      9.04 Effect of Retirement. In the event the Executive terminates his employment with the Corporation by reason of his retirement as provided for in
Section 3.05 hereof, the Corporation shall pay to the Executive: (a) any monthly installment of his Base Salary which is accrued and unpaid as of the date of the Executive's retirement at the monthly rate then in effect; (b) an amount equal to the amount of all bonuses which would have been payable to the Executive by the Corporation pursuant to Section 2.02 hereof if the Executive had remained in the employ of the Corporation until the end of the fiscal year of the Corporation in which the Executive retires and assuming that average monthly earnings of the Corporation for the portion of the Corporation's fiscal year which has elapsed prior to the date the Executive retires continues at such rate after the Executive retires through the end of the fiscal year of the Corporation in which the Executive retires; and (c) any "Top Hat" retirement benefits to be provided to the Executive pursuant to
Article 7 hereof. Except as otherwise provided for above in this Section 9.04, following the Executive's retirement from employment with the Corporation as provided for by Section 3.05 hereof, the Corporation shall have no further obligation to pay to the Executive any additional Base Salary, compensation or bonus, no further obligation to provide any medical, life, disability or other insurance benefits to the Executive hereunder and, except as provided by Sections 9.06 and 9.07 hereof, no further obligation to provide any other benefits otherwise provided to the Executive hereunder.


      9.05 Effect of Termination Due to Disability. In the event the Executive's employment with the Corporation is terminated as a result of his suffering of a Total and Permanent Disability as described in Section 6.04 hereof, the Corporation shall pay to the Executive the amounts described in
Section 6.02 hereof and any "Top Hat" retirement benefits to be provided to the Executive pursuant to Article 7 hereof. In addition, in the event the Executive's employment is terminated by reason of his suffering of a Total and Permanent Disability as described in Section 6.04 hereof, the Corporation shall, as required by Section 2.09 hereof, continue to pay all premiums necessary to maintain medical and life insurance for the life of the





Executive, medical insurance for the Executive's spouse for the life of the Executive's spouse and medical insurance for the Executive's dependents until such dependents reach age 21. As more particularly provided for by Section
2.09 hereof, the amount of the medical and life insurance coverage which shall be provided to the Executive, his spouse and dependents following his suffering of a Total and Permanent Disability shall be at least reasonably comparable to the amount of the medical and life insurance coverage which was in effect for the Executive, his spouse and dependents immediately prior to the date the Executive's employment with the Corporation is terminated as a result of his suffering of a Total and Permanent Disability. Except as otherwise provided for by Sections 2.09 and 6.02 hereof and above in this
Section 9.05, following the Executive's suffering of a Total and Permanent Disability, the Corporation shall have no further obligation to pay to the Executive any additional Base Salary, compensation or bonus, no further obligation to provide any medical, life, disability or other insurance benefits to the Executive hereunder and, except as otherwise provided by Sections 9.06 and 9.07 hereof, no further obligation to provide any other benefits otherwise provided to the Executive hereunder.

      9.06 Deferred Comp Plan Payments. Notwithstanding anything to the contrary contained in this Agreement, upon termination of the Executive's employment with the Corporation for any reason, the Executive shall be entitled to payment in full of all amounts payable to the Executive under the terms of the Deferred Comp Plan at the time and in the manner provided for by the terms of the Deferred Comp Plan.

      9.07 Retirement Plan Payments. Nothing in this Agreement shall be deemed to limit the Executive's rights to receive or the obligations of the Corporation to pay or provide for the Executive and his beneficiaries, any continuation coverage as required by ERISA or any retirement or other benefits accrued by the Executive at any time under the terms of any retirement plans maintained by the Corporation which are subject to the requirements of ERISA or otherwise satisfy the requirements of Section 401 of the Code.


                                ARTICLE 10.
                               Miscellaneous

      10.01 Litigation Expenses. In the event that any dispute shall arise under this Agreement between the Executive and the Corporation which is related to the Change in Control Termination provisions of Article 8 hereof, the Corporation shall be responsible for the payment of all reasonable expenses of all parties to such dispute, including reasonable attorney fees, regardless of the outcome thereof.

      10.02 Amendments. This Agreement may not be amended or modified orally, and no provision hereof may be waived, except in a writing signed by the parties hereto.







      10.03 Assignment. This Agreement cannot be assigned by either party hereto except with the written consent of the other

      10.04 Prior Agreements. This Agreement shall supersede and replace any and all prior agreements between the Corporation and the Executive, whether express or implied; provided, however, that, notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to supersede, replace, amend or modify the terms of the Split Dollar Plan. Except as specifically provided herein, nothing contained in this Agreement shall be construed to constitute a waiver by the Executive or his beneficiaries of any rights or claims under any existing pension or retirement plans of the Corporations.

      10.05 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of the Executive and any successors in interest of the Corporation.

      10.06 Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State except with respect to the internal affairs of the Corporation and its respective stockholders, which shall be governed by the General Corporation Law of the State of Delaware.

      10.07 Notices. All notices and other communications given pursuant to this Agreement shall be deemed to have been properly given or delivered if hand-delivered, or if mailed, by certified mail or registered mail postage prepaid, addressed to the Executive at the address first above written or if to the Corporation, at its address first above written with a copy to the attention of Gerald S. Lippes, Secretary, 700 Guaranty Building, Buffalo, New York 14202. From time to time, any party hereto may designate by written notice any other address or party to which such notice or communication or copies thereof shall be sent.

      10.08 Severability of Provisions. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and this Agreement shall be interpreted as if such invalid, illegal or unenforceable provision was not contained herein.














      10.09Headings.   The headings of the Sections and Articles of this
Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

           IN WITNESS WHEREOF, the Executive and the Corporation have caused this Agreement to be executed as of the day and year first above written.

MARK IV INDUSTRIES, INC.


By:    /s/ Sal H. Alfiero                       /s/ Gerald S. Lippes
Name:  Sal H. Alfiero                           Gerald S. Lippes
Title: Chairman of the Board